For Immediate Release                                     Media Contact:
February 15, 2007                                     Andrea Smith
                           (702) 367-5843
                           Analyst Contact:
                           Britta Carlson
                           (702) 367-5624

Michael Yackira Elected President, COO
And a Director of Sierra Pacific Resources

William Rogers Is Firm’s New CFO

LAS VEGAS - Walter M. Higgins, chairman and chief executive officer of Sierra Pacific Resources (NYSE: SRP), today announced that Michael W. Yackira has been elected president and chief operating officer and a member of the company’s board of directors, effective immediately.

Yackira, 55, who had served as the company’s chief financial officer since December 2003, is succeeded in that role by William D. Rogers who, also effective immediately, is senior vice president, chief financial officer and treasurer. Rogers, 46, has been the company’s treasurer since June 2005.

Higgins, who until now had also carried the title of president, said, “The rapid growth of our company and the marketplaces we serve is continuing and this is another important organizational step as we continue to evolve. Michael, who has served as executive vice president in addition to his CFO responsibilities, has proven invaluable as our company has recovered from the financial difficulties emanating from the 2000-2001 Western Energy Crisis. Both Michael and Bill have worked closely and successfully in getting our financial house in order. Our board of directors is very confident that they both will continue to do a great job in their new responsibilities.”

Yackira and Rogers, headquartered in Las Vegas, will both report to Higgins in the new organizational structure.

Those reporting to Yackira will be Jeff Ceccarelli, senior vice president, service delivery and operations and president of Sierra Pacific Power Company; Roberto Denis, senior vice president, generation and energy supply; and Michael Carano, director, rates and regulatory affairs.

Rogers will be responsible for all the other areas that previously reported to Yackira in the financial organization, including Rogers’ own areas of responsibility.

In addition to Yackira and Rogers, those continuing to report to Higgins are Pat Shalmy, senior vice president, policy and external affairs and president of Nevada Power Company; Paul Kaleta, senior vice president, general counsel and secretary; and Steve Wood, senior vice president, administration.

Yackira joined Sierra Pacific Resources in January 2003 as executive vice president, strategy and policy, a position he held until December of that year. His experience prior to joining Sierra Pacific Resources included 11 years with FPL Group, a major electric utility in the state of Florida. During his tenure there, he was senior vice president, finance, and CFO of Florida Power & Light Co.

Rogers, a Wall Street veteran, served as managing director of debt capital markets for Merrill Lynch & Co. in New York before joining Sierra Pacific Resources. Before joining Merrill, he for eight years had held the same position with JP Morgan Chase, also in New York.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

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